NEWS RELEASE

Contacts:
Media – John Vigeland
(920) 429-4132
Investors – Jenine Maloney
(920) 429-7039

SHOPKO REPORTS THIRD QUARTER RESULTS

GREEN BAY, Wis. (November 18, 2004) ShopKo Stores, Inc. (NYSE: SKO), today announced financial results for the third quarter ended October 30, 2004. Diluted earnings per share for the third quarter were $0.07 compared with $0.03 for the comparable period last year. Net income for the third quarter was $2.0 million compared with net income of $1.0 million last year.

Consolidated sales for the third quarter were $746.4 million compared with $758.5 million last year. Consolidated comparable store sales for the third quarter decreased 1.5 percent.

Commenting on the quarter, ShopKo Stores, Inc. President and Chief Executive Officer Sam Duncan said, “We are pleased with our increase in earnings over last year, which reflects improvements in gross margin rates and tight expense control. In addition, we are well positioned for the fourth quarter with inventory levels below last year and the recent completion of seven ShopKo store remodels. We made progress on achieving the right balance between promotional sales and margin performance and will continue to focus on delivering profitable sales.”

Consolidated gross margin as a percent of sales was 25.8 percent compared with 25.3 percent last year. This improvement is primarily attributable to increased pharmacy margin rates at the ShopKo division and improved general merchandise margins at both the ShopKo and Pamida divisions.

Consolidated selling, general and administrative expenses (SG&A) as a percent of sales for the third quarter were flat at 21.8 percent compared with last year. SG&A expense dollars declined $2.5 million compared with last year due to lower advertising costs at the ShopKo division and disciplined store expense management, offset by higher remodel costs and increased pharmacy payroll.

Other Factors
Consolidated inventories ended the third quarter at $702.0 million, which represents a $6.3 million decrease compared with last year.

Net interest expense was $8.8 million compared with $8.0 million last year. The increase is primarily attributable to interest received in the third quarter of 2003 associated with the settlement of a federal tax return audit. Debt declined by $57.3 million from the third quarter of 2003.

Capital expenditures were $19.4 million for the third quarter compared with $21.4 million last year.

Year to Date 2004
For the thirty-nine weeks ended October 30, 2004, consolidated sales were $2,257.0 million compared with $2,231.1 million last year, an increase of 1.2 percent. Net income was $8.0 million compared with last year’s net income of $7.6 million. Diluted earnings per share were $0.27 compared with $0.26 for the comparable period last year.

Fourth Quarter/Fiscal 2004 Outlook
The company is maintaining a cautious outlook for the remainder of the year. The company is providing the following guidance for the fourth quarter and full year. The company expects consolidated comparable store sales for the fourth quarter ending January 29, 2005 to increase in the low single digits. Fourth quarter diluted earnings per share are expected to be in the range of $1.06 to $1.16. Based on fourth quarter guidance, the company is narrowing its expected full year diluted earnings per share range to $1.33 to $1.43.

Third Quarter Earnings Conference Call Arrangements
ShopKo Stores, Inc. will host a conference call and real-time webcast November 18, 2004, at 10:30 a.m. Central Standard Time (CST) to discuss third quarter results and fiscal 2004 business outlook. Participants may access the conference by dialing
(800) 860-2442 and asking for the ShopKo Stores, Inc. conference call. The webcast will be archived for two weeks at www.shopko.com.

The call will be rebroadcast immediately following the call through November 26, 2004. The replay can be accessed by dialing (877) 344-7529 or (412) 317-0088. When prompted for an account number dial 870#, then dial 1 for the recorded conference. When prompted for the conference number dial 358531#, then press 1 to begin the playback.

ShopKo Stores, Inc. is a retailer headquartered in Green Bay, Wis., with 361 stores and 25,000 teammates throughout the Midwest, Mountain and Pacific Northwest regions. Retail formats include ShopKo, providing quality name-brand merchandise, great values, pharmacy and optical services to busy families in mid-sized to larger cities; Pamida, bringing value close to home in small, rural communities; and ShopKo Express, a new and convenient neighborhood drugstore concept. With annual sales over $3.0 billion, ShopKo Stores, Inc. is listed on the New York Stock Exchange under the symbol SKO. For more information about ShopKo, Pamida or ShopKo Express, visit our web site at www.shopko.com.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding expected sales, earnings per share, and other financial results. Such statements are subject to important factors that could cause ShopKo’s actual results to differ materially from those anticipated by the forward-looking statements including those referenced in ShopKo’s current annual report on Form 10-K or as may be described from time to time in ShopKo’s subsequent SEC filings; and such factors are incorporated by reference.

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Consolidated Sales Summary (dollars in millions)
Third Quarter

	08/01/04-	08/03/03-		Change Comp*
	10/30/04	11/01/03		(13 weeks vs. 13
Business Segments	(13 weeks)	(13 weeks)	Change Total**	weeks)

ShopKo	$553.1	$568.5	(2.7)%	(2.4)%

Pamida*	193.3	190.0	1.7%	1.2%

Consolidated	$746.4	$758.5	(1.6)%	(1.5)%

*Comparable store sales represent sales of those stores open during both fiscal years and do not include sales from the ShopKo wholesale optical lab.

**ShopKo division total sales variance reflects sales from one closed ShopKo location in fiscal 2004 and one new ShopKo Express location. Pamida division total sales variance reflects sales in the prior year periods from seven locations which have been closed and not replaced, and two new Pamida locations opened in fiscal 2003. Sales variance also reflects sales from five closed Pamida locations and seven new locations in fiscal 2004.

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	ShopKo Stores, Inc. and Subsidiaries
	Consolidated Statements of Operations
	Third Quarter
	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	October 30,	November 1,	October 30,	November 1,
(In thousands, except per share data)	2004	2003	2004	2003
Revenues:
Net sales	$746,391	$758,543	$2,257,000	$2,231,152
Licensed department rentals and other income	3,497	3,483	9,847	9,770

	749,888	762,026	2,266,847	2,240,922
Costs and expenses:
Cost of sales	554,175	566,739	1,677,679	1,654,953
Gross margin	192,216	191,804	579,321	576,199
Selling, general and administrative expenses	162,684	165,165	486,630	482,097
Depreciation and amortization expenses	20,916	20,490	63,574	62,068

	183,600	185,655	550,204	544,165
Income from operations	12,113	9,632	38,964	41,804
Interest expense	8,840	8,033	25,985	29,249

Income before income taxes	3,273	1,599	12,979	12,555
Provision for income taxes	1,278	635	5,064	4,987

Net income	1,995	964	7,915	7,568

Net income per share of common stock:
Basic:	$0.07	$0.03	$0.27	$0.26

Diluted:	$0.07	$0.03	$0.27	$0.26

Weighted average number of common shares outstanding:
Basic:	29,362	29,034	29,288	28,980
Diluted:	29,683	29,379	29,553	29,261

ShopKo Stores, Inc. and Subsidiaries
Consolidated Statements of Operations
	Percents of Sales
	Third Quarter
	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	October 30,	November 1,	October 30,	November 1,
	2004	2003	2004	2003
Revenues:
Net sales	100.0	100.0	100.0	100.0
Licensed department rentals and other income	0.5	0.5	0.4	0.4

	100.5	100.5	100.4	100.4
Costs and expenses:
Cost of sales	74.2	74.7	74.3	74.2
Gross margin	25.8	25.3	25.7	25.8
Selling, general and administrative expenses	21.8	21.8	21.6	21.6
Depreciation and amortization expenses	2.8	2.7	2.8	2.8

	24.6	24.5	24.4	24.4
Income from operations	1.6	1.3	1.7	1.9
Interest expense	1.2	1.1	1.2	1.3

Income before income taxes	0.4	0.2	0.5	0.6
Provision for income taxes	0.2	0.1	0.2	0.2

Net income	0.3	0.1	0.3	0.3

	ShopKo Stores, Inc. and Subsidiaries
	Business Segment Information
	Third Quarter
	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	October 30,	November 1,	October 30,	November 1,
(Dollars in thousands)	2004	2003	2004	2003
ShopKo Retail Segment
Net sales	$553,134	$568,492	$1,674,734	$1,657,829
Licensed department rentals and other income	3,015	3,120	8,682	8,743

	556,149	571,612	1,683,416	1,666,572
Costs and expenses:
Cost of sales	407,972	422,549	1,243,901	1,228,189
Gross Margin	145,162	145,943	430,833	429,640
Selling, general and administrative expenses	114,199	116,376	337,907	335,379
Depreciation and amortization expenses	15,513	14,809	45,983	44,455

	129,712	131,185	383,890	379,834
Income from operations	$18,466	$17,878	$55,625	$58,549

Pamida Retail Segment
Net sales	$193,257	$190,051	$582,266	$573,323
Licensed department rentals and other income	482	363	1,164	1,027

	193,739	190,414	583,430	574,350
Costs and expenses:
Cost of sales	146,203	144,190	433,778	426,764
Gross Margin	47,054	45,861	148,488	146,559
Selling, general and administrative expenses	42,616	43,990	129,115	128,785
Depreciation and amortization expenses	5,270	5,576	17,160	17,211

	47,886	49,566	146,275	145,996
Income from operations	$(351)	$(3,342)	$3,378	$1,590

Corporate Segment
Net sales	$—	$—	$—	$—
Licensed department rentals and other income	—	—	—	—

Costs and expenses:
Selling, general and administrative expenses	5,870	4,799	19,608	17,933
Depreciation and amortization expenses	133	105	431	402

	6,003	4,904	20,039	18,335
Income from operations	$(6,003)	$(4,904)	$(20,039)	$(18,335)

Consolidated
Income from operations	$12,112	$9,632	$38,964	$41,804

ShopKo Stores, Inc. and Subsidiaries
Business Segment Information
	Percents of Sales
	Third Quarter
	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	October 30,	November 1,	October 30,	November 1,
	2004	2003	2004	2003
ShopKo Retail Segment
Net sales	100.0	100.0	100.0	100.0
Licensed department rentals and other income	0.5	0.5	0.5	0.5

	100.5	100.5	100.5	100.5
Costs and expenses:
Cost of sales	73.8	74.3	74.3	74.1

Gross Margin	26.2	25.7	25.7	25.9
Selling, general and administrative expenses	20.6	20.5	20.2	20.2
Depreciation and amortization expenses	2.8	2.6	2.7	2.7

	23.4	23.1	22.9	22.9
Income from operations	3.3	3.1	3.3	3.5

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	October 30,	November 1,	October 30,	November 1,
	2004	2003	2004	2003
Pamida Retail Segment
Net sales	100.0	100.0	100.0	100.0
Licensed department rentals and other income	0.2	0.2	0.2	0.2

	100.2	100.2	100.2	100.2
Costs and expenses:
Cost of sales	75.7	75.9	74.5	74.4
Gross Margin	24.3	24.1	25.5	25.6
Selling, general and administrative expenses	22.1	23.1	22.2	22.5
Depreciation and amortization expenses	2.7	2.9	2.9	3.0

	24.8	26.0	25.1	25.5
Income from operations	(0.3)	(1.7)	0.6	0.3

Consolidated
Income from operations	1.6	1.3	1.7	1.9

ShopKo Stores, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(In thousands)
	October 30,	November 1,
	2004	2003
Cash and cash equivalents	$29,280	$58,453
Receivables, less allowances	55,398	49,195
Merchandise inventories	701,953	708,312
Other current assets	8,241	11,597

Total current assets	794,872	827,557
Other assets and deferred charges	7,943	12,087
Intangible assets	28,984	24,217
Net property and equipment	757,254	780,664

Total assets	$1,589,053	$1,644,525

Short-term debt	$156,101	$205,048
Accounts payable — trade	297,489	333,502
Accrued liabilities	180,247	185,461
Current portion of long-term obligations	62,304	6,890

Total current liabilities	696,141	730,900
Long-term obligations	240,637	304,389
Other long-term obligations	21,838	26,367
Deferred income taxes	29,791	25,186
Shareholders’ equity	600,646	557,682

Total liabilities and shareholders’ equity	$1,589,053	$1,644,525